This Amended and Restated Pricing Supplement No. 2026-USNCH32604 is being filed to revise the total issue price, total underwriting fee, and total proceeds to issuer.
Citigroup Global Markets Holdings Inc.	June 26, 2026 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2026-USNCH32604 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-293732 and 333-293732-02

11,932 Contingent Income Auto-Callable Securities Due June 29, 2029

Based on the Performance of the Common Stock of NIKE, Inc.

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for quarterly contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because your payment at maturity may be significantly less than the stated principal amount of your securities, and possibly zero; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately three months after the issue date. Each of these risks will depend on the performance of the shares of common stock of NIKE, Inc. (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of common stock of NIKE, Inc. (ticker symbol: “NKE UN”) (the “underlying share issuer”)
Aggregate stated principal amount:	$11,932,000
Stated principal amount:	$1,000 per security
Pricing date:	June 26, 2026
Issue date:	July 1, 2026
Maturity date:	Unless earlier automatically redeemed, June 29, 2029
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously automatically redeemed, the securities will pay a contingent coupon equal to 3.1125% of the stated principal amount of the securities (12.45% per annum) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares on any quarterly valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Automatic early redemption:	If, on any potential redemption date, the closing price of the underlying shares on that date is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

▪  If the final share price is greater than or equal to the downside threshold price: $1,000 + the contingent coupon payment due at maturity

▪  If the final share price is less than the downside threshold price: $1,000 + ($1,000 × the share return)

If the final share price is less than the downside threshold price, you will receive less, and possibly significantly less, than 50.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Initial share price:	$40.75, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final valuation date
Downside threshold price:	$20.375, 50.00% of the initial share price
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal

Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$17.50(2)	$977.50
		$5.00(3)
Total:	$11,932,000	$268,470.00	$11,663,530.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $965.60 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $17.50 for each $1,000.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

In addition, CGMI will pay to one or more electronic platform providers a fee of $0.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-12 dated February 25, 2026                   Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

KEY TERMS (continued)
Valuation dates, potential redemption dates and contingent coupon payment dates:	The valuation dates, potential redemption dates and contingent coupon payment dates are set forth below:
	Valuation dates*	Potential redemption dates*	Contingent coupon payment dates**
	September 28, 2026	September 28, 2026	October 1, 2026
	December 28, 2026	December 28, 2026	December 31, 2026
	March 29, 2027	March 29, 2027	April 1, 2027
	June 28, 2027	June 28, 2027	July 1, 2027
	September 27, 2027	September 27, 2027	September 30, 2027
	December 27, 2027	December 27, 2027	December 30, 2027
	March 27, 2028	March 27, 2028	March 30, 2028
	June 26, 2028	June 26, 2028	June 29, 2028
	September 26, 2028	September 26, 2028	September 29, 2028
	December 26, 2028	December 26, 2028	December 29, 2028
	March 26, 2029	March 26, 2029	March 29, 2029
	June 26, 2029 (the “final valuation date”)	N/A	June 29, 2029 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement. Each potential redemption date is subject to postponement on the same basis as a valuation date.

** If the valuation date immediately preceding any contingent coupon payment date (other than the final valuation date) is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such valuation date, as postponed.

Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
CUSIP / ISIN:	17332YD47 / US17332YD473

June 2026	PS-2

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the downside threshold price are each a “Relevant Price” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the downside threshold price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities provide an opportunity for investors to earn a quarterly contingent coupon payment, which is an amount equal to $31.125 (3.1125% of the stated principal amount) per security, with respect to each quarterly valuation date on which the closing price of the underlying shares is greater than or equal to 50.00% of the initial share price, which we refer to as the downside threshold price. The quarterly contingent coupon payment, if any, will be payable quarterly on the relevant contingent coupon payment date, which is the third business day after the related valuation date or, in the case of the quarterly contingent coupon payment, if any, with respect to the final valuation date, the maturity date. If the closing price of the underlying shares is less than the downside threshold price on any valuation date, investors will receive no quarterly contingent coupon payment for the related quarterly period. It is possible that the closing price of the underlying shares could be below the downside threshold price on most or all of the valuation dates so that you will receive few or no quarterly contingent coupon payments. We refer to these payments as contingent because there is no guarantee that you will receive a payment on any contingent coupon payment date. Even if the closing price of the underlying shares was at or above the downside threshold price on some quarterly valuation dates, the closing price of the underlying shares may fluctuate below the downside threshold price on others.

If the closing price of the underlying shares is greater than or equal to the initial share price on any potential redemption date (beginning approximately three months after the issue date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly contingent coupon payment with respect to the related potential redemption date. If the securities have not previously been automatically redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will also be the sum of the stated principal amount and the quarterly contingent coupon payment with respect to the final valuation date. However, if the securities have not previously been automatically redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return, which means that the payment at maturity will be less than 50.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no quarterly contingent coupon payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying shares.

June 2026	PS-3

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent coupon payment equal to 3.1125% of the stated principal amount with respect to each valuation date on which the closing price of the underlying shares is greater than or equal to 50.00% of the initial share price, which we refer to as the downside threshold price. The securities may be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable quarterly contingent coupon payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any potential redemption date (beginning approximately three months after the issue date), the closing price of the underlying shares on that potential redemption date is greater than or equal to the initial share price.

■    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the quarterly contingent coupon payment with respect to the related potential redemption date.

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside thres hold price.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) the quarterly contingent coupon payment with respect to the final valuation date.

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price .

■    The payment due at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return.

■    Investors will lose a significant portion, and may lose all, of their principal in this scenario.

June 2026	PS-4

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

How the Securities Work

The following diagrams illustrate potential payments on the securities. The first diagram illustrates how to determine whether a contingent coupon payment will be paid with respect to a quarterly valuation date. The second diagram illustrates how to determine whether the securities will be automatically redeemed following a potential redemption date. The third diagram illustrates how to determine the payment at maturity if the securities are not automatically redeemed prior to maturity.

Diagram #1: Quarterly Contingent Coupon Payments

Diagram #2: Automatic Early Redemption

June 2026	PS-5

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about contingent coupon payments and the payment upon an early automatic redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page PS-7.

June 2026	PS-6

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial share price:	$100.00
Hypothetical downside threshold price:	$50.00, which is 50.00% of the hypothetical initial share price
Hypothetical quarterly contingent coupon payment:	$31.125 (3.1125% of the stated principal amount) per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, which begin approximately three months after the issue date. Because the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, the securities are automatically redeemed following the relevant potential redemption date. In Examples 3 and 4, the closing price of the underlying shares on each potential redemption date is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$115.00	—*	$1,031.125	$90.00	$31.125	N/A
#2	N/A	N/A	N/A	$38.00	$0	N/A
#3	N/A	N/A	N/A	$39.00	$0	N/A
#4	N/A	N/A	N/A	$43.00	$0	N/A
#5	N/A	N/A	N/A	$29.00	$0	N/A
#6	N/A	N/A	N/A	$47.00	$0	N/A
#7	N/A	N/A	N/A	$32.00	$0	N/A
#8	N/A	N/A	N/A	$37.00	$0	N/A
#9	N/A	N/A	N/A	$31.00	$0	N/A
#10	N/A	N/A	N/A	$48.00	$0	N/A
#11	N/A	N/A	N/A	$125.00	—*	$1,031.125
Final Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid quarterly contingent coupon payment with respect to the potential redemption date on which the closing price of the underlying shares is greater than or equal to the initial share price and the securities are automatically redeemed as a result.

In Example 1, the securities are automatically redeemed following the first valuation date (which is the first potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + quarterly contingent coupon payment = $1,000 + $31.125 = $1,031.125

In this example, the automatic early redemption feature limits the term of your investment to approximately three months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent coupons.

In Example 2, the securities are automatically redeemed following the eleventh valuation date (which is the last potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. As the closing price of the underlying shares on the first valuation date is greater than the downside threshold price, you receive the quarterly contingent coupon payment of $31.125 with respect to that valuation date. Following the eleventh valuation date (the last potential redemption date), you receive an automatic early redemption payment of $1,031.125, which includes the quarterly contingent coupon payment with respect to the eleventh valuation date.

In this example, the automatic early redemption feature limits the term of your investment to approximately two years and nine months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent coupon payments. Further, although the underlying shares have appreciated by 25% from the initial share price on the eleventh valuation date, you only receive $1,031.125 per security upon redemption and do not benefit from this appreciation. The total coupon payments on the securities will amount to $62.25 per security.

June 2026	PS-7

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

	Example 3			Example 4
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$32.00	$0	N/A	$45.00	$0	N/A
#2	$11.00	$0	N/A	$65.00	$31.125	N/A
#3	$24.00	$0	N/A	$45.00	$0	N/A
#4	$40.00	$0	N/A	$66.00	$31.125	N/A
#5	$38.00	$0	N/A	$43.00	$0	N/A
#6	$26.00	$0	N/A	$57.00	$31.125	N/A
#7	$29.00	$0	N/A	$35.00	$0	N/A
#8	$40.00	$0	N/A	$47.00	$0	N/A
#9	$17.00	$0	N/A	$46.00	$0	N/A
#10	$30.00	$0	N/A	$26.00	$0	N/A
#11	$47.00	$0	N/A	$23.00	$0	N/A
Final Valuation Date	$0.00	$0	N/A	$90.00	—*	N/A
Payment at Maturity	$0.00			$1,031.125

* The final quarterly contingent coupon payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

In Example 3, the closing price of the underlying shares remains below the downside threshold price on each valuation date throughout the term of the securities. As a result, you do not receive any quarterly contingent coupon payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares. As the final share price is less than the downside threshold price, you would receive a cash payment at maturity calculated as follows:

stated principal amount + (stated principal amount × share return) = $1,000 + ($1,000 × -100%) = $0.00

In this example, because the underlying shares have lost all of their value by the final valuation date, the payment you receive at maturity would be equal to zero, and you would lose your entire investment. You may lose up to all of your investment in the securities.

In Example 4, the closing price of the underlying shares decreases to a final share price of $90.00. As the closing price of the underlying shares on the second, fourth and sixth valuation dates are greater than the downside threshold price, you receive the quarterly contingent coupon payment of $31.125 with respect to each of those valuation dates, but not with respect to any other valuation date prior to the final valuation date. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold price, you receive the stated principal amount plus a quarterly contingent coupon payment with respect to the final valuation date.

In this example, although the final share price represents a 10% decline from the initial share price, you receive the stated principal amount per security plus the quarterly contingent coupon payment, equal to a total payment of $1,031.125 per security at maturity. The total coupon payments on the securities will amount to $124.50 per security.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until automatic early redemption. These hypothetical examples do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

June 2026	PS-8

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold price, you will lose a significant portion or all of your investment, based on a loss of 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any valuation date on which the closing price of the underlying shares on the related valuation date is less than the downside threshold price. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares on any valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is below the downside threshold price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the downside threshold price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, the closing price of the underlying shares will be less than the initial share price on each potential redemption date, such that the securities will not be automatically redeemed and the final share price will be less than the downside threshold price, such that you will suffer a substantial loss of principal at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed beginning approximately three months after the issue date, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential redemption date, the securities will be automatically redeemed if the closing price of the underlying shares on that potential redemption date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as approximately three months. If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the

June 2026	PS-9

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the quarterly valuation dates and potential redemption dates, respectively, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities

June 2026	PS-10

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. You should understand that you will not receive any dividend payments under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

June 2026	PS-11

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

June 2026	PS-12

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Information About NIKE, Inc.

NIKE, Inc. designs, develops, and markets athletic footwear, apparel, equipment, and accessory products for men, women, and children. The company sells its products to retail stores, through its own stores, subsidiaries, and distributors. The underlying shares of NIKE, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by NIKE, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-10635 through the SEC’s website at http://www.sec.gov. In addition, information regarding NIKE, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of NIKE, Inc. trade on the New York Stock Exchange under the ticker symbol “NKE.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The closing price of NIKE, Inc. on June 26, 2026 was $40.75.

The graph below shows the closing price of the underlying shares for each day such price was available from January 4, 2016 to June 26, 2026. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of NIKE, Inc. – Historical Closing Prices* January 4, 2016 to June 26, 2026

Closing Price ($)
200
180
160
140
120
100
80
60
40
20
0
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
Apr-24
Jul-24
Oct-24
Jan-25
Apr-25
Jul-25
Oct-25
Jan-26
Apr-26
Date

* The red line indicates the downside threshold price of $20.375, which is equal to 50.00% of the initial share price.

June 2026	PS-13

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Common Stock of NIKE, Inc.	High	Low	Dividends
2016
First Quarter	$64.90	$55.04	$0.16000
Second Quarter	$61.59	$51.89	$0.16000
Third Quarter	$60.22	$52.16	$0.16000
Fourth Quarter	$52.67	$49.62	$0.16000
2017
First Quarter	$58.75	$51.98	$0.18000
Second Quarter	$59.00	$51.10	$0.18000
Third Quarter	$60.14	$51.85	$0.18000
Fourth Quarter	$64.81	$50.83	$0.18000
2018
First Quarter	$69.65	$62.49	$0.20000
Second Quarter	$79.68	$64.12	$0.20000
Third Quarter	$85.55	$75.53	$0.20000
Fourth Quarter	$84.46	$67.53	$0.20000
2019
First Quarter	$88.01	$72.75	$0.22000
Second Quarter	$89.20	$77.14	$0.22000
Third Quarter	$93.92	$78.97	$0.44000
Fourth Quarter	$101.57	$89.18	$0.00000
2020
First Quarter	$104.58	$62.80	$0.24500
Second Quarter	$104.29	$78.86	$0.24500
Third Quarter	$127.11	$95.65	$0.24500
Fourth Quarter	$144.02	$120.08	$0.52000
2021
First Quarter	$147.05	$128.64	$0.00000
Second Quarter	$155.95	$127.11	$0.27500
Third Quarter	$173.85	$145.23	$0.27500
Fourth Quarter	$177.51	$147.06	$0.58000
2022
First Quarter	$166.39	$117.57	$0.00000
Second Quarter	$137.05	$102.20	$0.30500
Third Quarter	$118.06	$83.12	$0.30500
Fourth Quarter	$117.56	$85.40	$0.64500
2023
First Quarter	$129.50	$116.86	$0.00000
Second Quarter	$127.92	$103.63	$0.34000
Third Quarter	$110.48	$89.42	$0.34000
Fourth Quarter	$122.64	$94.56	$0.34000
2024
First Quarter	$107.18	$92.58	$0.37000
Second Quarter	$97.18	$75.37	$0.37000
Third Quarter	$89.44	$71.09	$0.37000
Fourth Quarter	$89.13	$73.36	$0.37000
2025
First Quarter	$81.72	$63.29	$0.40000
Second Quarter	$72.04	$53.27	$0.40000
Third Quarter	$79.24	$69.24	$0.40000
Fourth Quarter	$74.57	$57.22	$0.40000
2026
First Quarter	$66.30	$51.24	$0.41000
Second Quarter (through June 26, 2026)	$47.37	$40.75	$0.41000

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

June 2026	PS-14

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $17.50 for each $1,000.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been issued by Citigroup Global Markets Holdings Inc. pursuant to the indenture, the trustee and/or paying agent has made, in accordance with instructions from Citigroup Global Markets Holdings Inc., appropriate entries or notations in its records relating to the master global note that represents such securities and such securities have been delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under,

June 2026	PS-15

Citigroup Global Markets Holdings Inc.
11,932 Contingent Income Auto-Callable Securities Due June 29, 2029 Based on the Performance of the Common Stock of NIKE, Inc. Principal at Risk Securities

any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2026	PS-16